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                                                                   Exhibit 10.20

                      FIRST AMENDMENT TO CREDIT AGREEMENT


THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of December 20, 1996, by and between DATAWORKS CORPORATION ("Borrower") and WELLS FARGO BANK, NATIONAL ASSOCIATION as successor by merger to FIRST INTERSTATE BANK OF CALIFORNIA ("Bank").


RECITALS

         WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of September 6, 1995, as amended from time to time ("Credit Agreement").

         WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

         NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:


1. Section 6.4 is hereby deleted in its entirety, and the following substituted therefor:

         "6.4 Acquisitions and Investments. Make any Acquisition or enter into any agreement to make any Acquisition, or make any Investment, except Investments in cash and Cash Equivalents and Permitted Investments and acquisitions within the same line of business as Borrower provided, however, that Borrower demonstrates to Bank that on a post-acquisition basis Borrower would be in compliance with all the terms and conditions of this agreement."


2. Section 6.5 is hereby deleted in its entirety, and the following substituted therefor:

         "6.5 Distributions. Distributions are permitted so long as Borrower is, and would be, in compliance with all the terms and conditions of this agreement both prior to and after such Distribution."

3.  Section 6.10 is hereby deleted in its entirety without substitution.

4.  Section 6.11 is hereby deleted in its entirety without substitution.

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5.  Section 6.12 is hereby deleted in its entirety, and the following substituted therefor:

         "6.12 Debt to Worth Ratio. Permit as of the end of any Fiscal Quarter the ratio of Total Liabilities divided by Total Net Worth to be greater than 0.50 to 1.00." Accounting terms not specifically defined shall be defined according to Generally Accepted Accounting Principals consistently applied.

6. Section 6.13 is hereby deleted in its entirety, and the following substituted therefor:

         "6.13 Positive Net Income Before Taxes. Permit Net Income Before Taxes
         (a) as of the end of any Fiscal Quarter, for the period consisting of that Fiscal Quarter and the three immediately preceding Fiscal Quarters, to be less than $1.00, or (b) as of the end of any two consecutive Fiscal Quarters to be less than $1.00."

7. Section 6.14 is hereby deleted in its entirety, and the following substituted therefor:

         "6.14 Quick Ratio. Permit the Quick Ratio as of the last day of any Fiscal Quarter to be less than 2.00 to 1.00."

8.  Section 6.15 is hereby deleted in its entirety without substitution.

9.  Section 6.17 is hereby deleted in its entirety without substitution.

10. The following is hereby added to the Credit Agreement as Section 6.18:

         "6.18 Minimum Tangible Net Worth. Permit as of the last day of any Fiscal Quarter Minimum Tangible Net Worth, defined as Tangible Assets minus Total Liabilities to be less than Fifty Million Dollars. Tangible Assets shall be defined according to Generally Accepted Accounting Principals consistently applied, with the exception that capitalized software shall be considered a tangible asset.

11. Section 7.1(e) is hereby deleted in its entirety without substitution.

12. Section 7.1(f) is hereby deleted in its entirety without substitution.

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13. (a)  Bank hereby releases its security interest in the Collateral. Each of the Collateral Documents (as defined in the Credit Agreement) is hereby deemed to be terminated and of no further force and effect.

    (b)  The first sentence of Section 2.5 is hereby deleted in its entirety.

    (c)  Section 4.18 is hereby deleted in its entirety without substitution.

    (d)  Section 9.1 (k) is hereby deleted in its entirety without substitution.

    (e) Bank hereby agrees to provide Borrower with any further documentation reasonably requested by Borrower to effect the release of Bank's security interest in Collateral, including, without limitation, (i) UCC termination statements and (ii) releases to be filed with the United States Patent and Trademark Office and United States Copyright Office. Bank shall also promptly return to Borrower any Collateral currently in the Bank's possession including, without limitation, the Pledged Securities (as defined in the Borrower Pledge Agreement).

14. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

15. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any conditions, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.


DATAWORKS CORPORATION                  WELLS FARGO BANK, NATIONAL ASSOCIATION


By: /s/ Rich Russo                     By: /s/ David G. Ligon
   -------------------------------        --------------------------------------

Title: V.P. Finance                    Title: V.P.
      ----------------------------           -----------------------------------

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Insert 12A

12A. (a) Bank hereby releases its security interest in the Collateral. Each of the Collateral Documents (as defined in the Credit Agreement) is hereby deemed to be terminated and of no further force or effect.

     (b)  The first sentence of Section 2.5 is hereby deleted in its entirety.

     (c)  Section 4.18 is hereby deleted in its entirety without substitution.

     (c)  Section 9.1(k) is hereby deleted in its entirety without substitution.

     (d) Bank hereby agrees to provide Borrower with any further documentation reasonably requested by Borrower to effect the release of Bank's security interest in the Collateral, including, without limitation, (i) UCC termination statements and (ii) releases to be filed with the United States Patent and Trademark Office and United States Copyright Office. Bank shall also promptly return to Borrower any Collateral currently in the Bank's possession including, without limitation, the Pledged Securities (as defined in the Borrower Pledge Agreement).


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